UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 29, 2016
QuickLogic Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (408) 990-4000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

i) On August 29, 2016, the Compensation Committee of the Board of Directors (the “Committee”) of QuickLogic Corporation (the “Company”) approved the cancellation of 212,067 Restricted Stock Units ("RSUs") that were granted to Brian C. Faith, President and Chief Executive Officer of the Company on July 1, 2016 and approved the grant to Mr. Faith, effective September 8, 2016, of an option to purchase shares of the Company’s common stock at an aggregate exercise price equal to $500,000. The exercise price per share shall be equal to the closing price on such date of the Company’s common stock on NASDAQ. The number of shares underlying the option shall equal $500,000 divided by such exercise price. Annual base salary of Mr. Faith has been increased from $210,000 to $260,000, effective July 1, 2016.
ii) On August 29, 2016, the Committee increased the annual base salary of Suping (Sue) Cheung from $200,081 to $215,081 effective September 1, 2016. The Board of Directors of the Company promoted Ms. Cheung to Vice President, Finance and Chief Accounting officer effective August 29, 2016.
In addition, Ms. Cheung was granted an incentive award with a target amount equal to 35% of her base salary to be factored as follows: 50% of the incentive will be awarded based on achievement of target cash at the end of fiscal year 2016, 25% of the incentive will be awarded based on achievement of target new product revenue, and 25% of the incentive will be awarded based on achievement of design wins. At least 80% achievement is required for any payout on any factor.  Achievement above 100% will be paid linearly up to 150% of target payment at 110% of achievement. Payment shall be made in the first quarter of 2017 in cash, options, or RSUs at the Committee’s discretion.
On August 29, 2016, the Committee granted Ms. Cheung an option, effective September 8, 2016, to purchase shares of the Company’s common stock at an aggregate exercise price equal to $50,000. The exercise price per share shall be equal to the closing price on such date of the Company’s common stock on NASDAQ. The number of shares underlying the option shall equal $50,000 divided by such exercise price.
iii) On August 29, 2016, the Committee increased the annual base salary of the Company’s Senior Vice President, Worldwide Engineering and Chief Technology Officer, Dr. Timothy Saxe, from $195,000 to $215,000, effective September 1, 2016.
In addition, Dr. Saxe was granted an incentive award with a target amount equal to 45% of his base salary to be factored as follows: 50% of the incentive will be awarded based on achievement of target cash at the end of fiscal year 2016, 25% of the incentive will be awarded based on achievement of target new product revenue, and 25% of the incentive will be awarded based on achievement of design wins. At least 80% achievement is required for any payout on any factor.  Achievement above 100% will be paid linearly up to 150% of target payment at 110% of achievement. Payment shall be made in the first quarter of 2017 in cash, options, or RSUs at the Committee’s discretion.
On August 29, 2016, the Committee granted, Dr. Saxe an option, effective September 8, 2016 to purchase shares of the Company’s common stock at an aggregate exercise price equal to $75,000. The exercise price per share shall be equal to the closing price on such date of the Company’s common stock on NASDAQ. The number of shares underlying the option shall equal $75,000 divided by such exercise price.
iv) On August 29, 2016, the Committee granted Robert Schoenfield, Vice President, Worldwide Sales and Marketing, an option, effective September 8, 2016 to purchase shares of the Company’s common stock at an aggregate exercise price equal to $100,000. The exercise price per share shall be equal to the closing price on such date of the Company’s common stock on NASDAQ. The number of shares underlying the option shall equal $100,000 divided by such exercise price.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2016	QuickLogic Corporation

/s/ Suping (Sue) Cheung

Suping (Sue) Cheung Vice President, Finance and Chief Accounting Officer

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